Exhibit 21

The following is a list of wholly owned subsidiaries, unless otherwise noted, of FPIC Insurance Group, Inc. as of December 31, 2005:

Name of Subsidiary	State of Incorporation
First Professionals Insurance Company, Inc. (First Professionals)	Florida
Anesthesiologists Professional Assurance Company	Florida
FPIC Insurance Agency, Inc.	Florida
FPIC Services, Inc. (100% owned by FPIC)	Florida
Administrators For The Professions, Inc. (AFP)	New York
Group Data Corporation (100% owned by AFP)	New York
FPIC Intermediaries, Inc. (100% owned by AFP)	New York
Physicians Reciprocal Managers, Inc. (100% owned by AFP)	Pennsylvania
Professional Medical Administrators, LLC. (80% owned by FPIC Insurance Group, Inc.)	New York
The Tenere Group, Inc. (Tenere) (100% owned by First Professionals)	Missouri
Intermed Insurance Company (Intermed) (100% owned by Tenere)	Missouri
Trout Insurance Services, Inc. (100% owned by Intermed)	Missouri
Interlex Insurance Company (100% owned by Intermed)	Missouri
Insurance Services, Inc. (100% owned by Intermed)	Missouri